Exhibit 15


                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Hannaford Bros. Co.:

We have reviewed the accompanying consolidated balance sheet of Hannaford Bros. Co. and Subsidiaries as of April 1, 2000, and the related consolidated statements of earnings and cash flows for the three-month periods ended April 1, 2000 and April 3, 1999. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States.

We previously audited in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet as of January 1, 2000, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for the year then ended, and in our reported dated January 19, 2000 (except for Notes 2 and 3, as to which the date is February 12, 2000) we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of January 1, 2000, is fairly stated in all material respects in relation to the consolidated balance sheet form which it has been derived.

s/PricewaterhouseCoopers LLP

Portland, Maine
April 17, 2000